Exhibit 99.1

Pareteum to Restate Previously Issued Financial Statements

NEW YORK, NY – October 21, 2019 – Pareteum Corporation (Nasdaq: TEUM) today announced that the Company will restate its previously issued consolidated financial statements as of and for the full year ended December 31, 2018, and interim periods ended March 31, 2019 and June 30, 2019. This decision was approved by the Company’s Board of Directors upon the recommendation of the Company’s Audit Committee, and after consultation with management and the Company’s independent registered public accounting firm.

Investors should no longer rely upon the Company’s previously released financial statements for the time periods cited above. Similarly, related press releases, earnings releases, and investor communications describing the Company’s financial statements for these periods should no longer be relied upon.

The decision to restate these financial statements is based on the Company’s conclusion that certain revenues recognized during 2018 and 2019 should not have been recorded during that period. For certain customer transactions, the Company may have prematurely or inaccurately recognized revenue. These restatements should not impact historical cash or cash equivalents based upon the current review. At the present time, the restatements are expected to impact Revenue, Cost of Service, Operating Income, Net Loss, Accounts Receivable and other Balance Sheet line items.  While the Company’s analysis is still underway, the Company currently estimates the revenue impact for the full year 2018 to be a reduction of approximately $9 million. For the first half of 2019, the Company currently estimates the revenue impact to be a reduction of approximately $24 million.

At this time, the Company has not fully completed its review and the expected financial impact of the restatement described above is preliminary and subject to change. The Company cannot predict the aggregate amount of revenue that will ultimately be restated, whether additional periods beyond those referenced above will be affected, and the final outcome or timing of the Company's filing of restated financial statements for the affected annual and quarterly periods. Until the full magnitude of these transactions is analyzed and understood, the Company cannot provide forward guidance, and expects financial results for the second half and full year 2019 will be materially below current analysts’ estimates.

Pareteum has achieved a significant business transformation over the last few years, including the completion and integration of two large acquisitions, Artilium and iPass. The Company recently discovered internal control issues related to the accuracy and timing of the recognition of revenue. The Company is undertaking a financial review and is taking proactive steps to improve the oversight and controls associated with customer transactions. This restatement does not impact day-to-day operations and the Company continues to be encouraged by the positive customer interest in Pareteum’s global cloud communications platform and its other products and services. Today's announcement reiterates Pareteum’s commitment to best practices and upholding the highest standards of financial reporting. The Company recognizes the seriousness of the restatement and will continue to evaluate and implement a broad range of measures and controls to ensure that Pareteum has a strong foundation of processes, procedures, systems and talent in order to capitalize on future global growth opportunities.

Pareteum cannot at this time estimate when the restatement will be completed. The Company will continue to diligently pursue completion of the restatement and intends to make its upcoming 2019 quarterly filings as soon as reasonably practical.

About Pareteum Corporation: Millions of people and devices are connected around the world using Pareteum’s Global Cloud Communications Platform, enhancing their mobile experience. Pareteum unleashes the power of applications and mobile services, bringing secure, ubiquitous, scalable, and seamlessly available voice, video, SMS/text messaging, and data, media and content enablement to our customers, making worldwide communications services easily and economically accessible to everyone. By harnessing the value of our cloud communications platform, Pareteum serves enterprises, communications service providers, early stage innovators, developers, IoT, and telecommunications infrastructure providers. Pareteum envisions a new mobile communications experience, imagining what is to come, while delivering now. Pareteum currently has offices in North America, South America, Spain, Bahrain, Singapore, India, Indonesia, Germany, Belgium, United Kingdom, Russia, and the Netherlands. For more information please visit: www.pareteum.com.

Forward Looking Statements: Certain statements contained herein constitute “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Such statements may include, without limitation, statements with respect to Pareteum’s plans and objectives, projections, expectations and intentions. These forward-looking statements are based on current expectations, estimates and projections about Pareteum’s industry, management’s beliefs and certain assumptions made by management. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Because such statements involve risks and uncertainties, the actual results and performance of Pareteum may differ materially from the results expressed or implied by such forward-looking statements. These risks include, among other things (1) the ability to complete the restatement of the affected financial statements and address any material weaknesses, the timing of the completion of necessary restatements, interim reviews and audits by the Company’s independent registered public accounting firm, (2) risks relating to the substantial costs and diversion of personnel’s attention and resources deployed to address the restatement of the affected financial statements and internal control matters, (3) the risk of litigation or regulatory action arising from the restatement of the affected financial statements, (4) the timing of the review by, and the conclusions of, the Company’s independent auditor regarding the restatement, (5) the ability of the Company to remediate any material weaknesses in internal control over financial reporting, (6) potential reputational damage that the Company may suffer as a result of the restatement of the affected financial statements, (7) the impact of the restatement of the affected financial statements on the value of the Company’s common stock, and (8) the risk that the filing of the restatement of the affected financial statements will take longer than anticipated. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, Pareteum also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from those projected or suggested in Pareteum’s filings with the Securities and Exchange Commission, copies of which are available from the SEC or may be obtained upon request from Pareteum Corporation.

Media Inquiries

Press@pareteum.com

Pareteum Investor Relations Contacts:

Carrie Howes
Investor Relations
+1 650 232 4238
carrie.howes@pareteum.com

Investor.relations@pareteum.com